Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Greenbrook TMS Inc.:

We consent to the use of our report dated March 31, 2022, on the consolidated financial statements of Greenbrook TMS Inc. (the “Entity”) which comprise the consolidated statements of financial position as of December 31, 2021 and December 31, 2020, the related consolidated statements of net loss and comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively the “consolidated financial statements”), which is included in the Annual Report on Form 20-F of the Entity for the fiscal year ended December 31, 2021.

We also consent to the incorporation by reference of such report in the Registration Statements (No. 333-254880 and 333-257680) on Form S-8 of the Entity.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

March 31, 2022

Vaughan, Canada

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

KPMG Canada provides services to KPMG LLP.